Exhibit 99.1
ManTech Announces Financial Results for
Third Quarter of 2016

•	Revenues: $415 million, up 5.7% (4.7% organic) from third quarter of 2015

•	Operating Margin: 5.7% for the third quarter, operating income up 11% from third quarter of 2015

•	Diluted EPS: $0.38, up 9% from third quarter of 2015

•	Book-to-Bill Ratio: 2.1 for the third quarter

•	Cash Flow from Operations: $32 million or 2.2 times net income

FAIRFAX, Va., November 2, 2016 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the third quarter of fiscal year 2016, which ended September 30, 2016.

"ManTech achieved outstanding performance across our key operating metrics with strong contract awards, organic growth and exceptional cash flow. Our excellent performance along with our strong balance sheet provides the foundation to fund organic growth and strategic acquisitions positioning ManTech to meet our customers' most challenging and changing demands," said ManTech Chairman and Chief Executive Officer George J. Pedersen.

“ManTech delivered strong organic revenue and earnings growth in the third quarter. I am pleased with the performance and momentum of the business, especially the pace of proposal submittals and contract awards for the quarter and full year. We continue to position the company to pursue higher demand services and solutions and to target large mission critical programs,” said newly promoted ManTech President and Chief Operating Officer Kevin M. Phillips.

Summary Operating Results

Revenues for the quarter were $415.4 million, up 5.7% from $393.0 million in the third quarter of 2015, up 4.7% organically. Support for Overseas Contingency Operations contributed roughly $29 million in revenues in the quarter, up about $3 million from the second quarter of 2016.

Operating income for the quarter of $23.5 million, representing an operating margin of 5.7%, was up 11% from the third quarter of 2015. For the quarter net income was $14.7 million and diluted earnings per share were $0.38, up 13% and 9%, respectively, compared to the third quarter of 2015.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $32 million or 2.2 times net income. Days sales outstanding (DSO) were 63 days, an improvement of 6 days compared to the third quarter of 2015. As of September 30, 2016, the company had $71 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility, which provides the company with the financial capacity to pursue acquisitions, issue dividends, and maintain a strong balance sheet.

The company paid $8.1 million in dividends, or $0.21 per share, to its common stockholders of record as of September 9, 2016. The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on December 23, 2016, to all common stockholders of record as of December 9, 2016, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $886 million in the quarter, representing a book-to-bill ratio of 2.1. Over the trailing 12 months, the book-to-bill ratio is 1.4. Large, single-award contracts contributing to the quarterly bookings include:

•
Enterprise Management and Cyber Security Services for the National Geospatial-Intelligence Agency (NGA). ManTech was awarded a 4.7 year contract totaling approximately $323 million to provide services supporting the agency's enterprise service desk, command and control operations management function, cyber security operations cell, and the development and collection of business intelligence to support enterprise management process and product improvement.

•
ISR Support for the Marine Corps. ManTech was awarded a 5-year task order totaling approximately $208 million to continue providing research, engineering, science, technology, rapid prototyping, advisory and integration services in support of Marine Corps Intelligence, Surveillance and Reconnaissance Enterprise (MCISRE) strategic, operations and tactical intelligence objectives.

•
Data Exchange Services (DES) Development and Implementation Support. ManTech was awarded a 5-year, $32 million contract to continue providing software analysis, design, development, and testing and implementation support to the Department of Defense (DoD) Defense Medical Information Exchange (DMIX) Program Management Office.

Additional contract awards in the quarter include several extensions to existing contracts and new contracts from classified customers.

The company’s backlog of business at the end of quarter was $4.6 billion, up 9% compared to the second quarter of 2016; funded backlog was $1.0 billion, up 5% compared to the second quarter of 2016.

Forward Guidance

The company is narrowing the range of its guidance on expected revenue, net income and diluted earnings per share. ManTech expects its revenue, net income, and diluted earnings per share as specified in the table below.

Measure	Fiscal 2016 Guidance
Revenue (billion)	$1.590 - $1.610
Net Income (million)	$55.5 - $56.2
Diluted Earnings per Share	$1.45 - $1.47

Newly appointed ManTech Chief Financial Officer Judith L. Bjornaas said, “I am pleased with the continued strong performance of the company, increased net income and earnings to our shareholders, and exceptional cash flows and receivables collection. We are focused on continuing to make organic investments and leveraging our strong balance sheet to enhance positioning within growing customer and capability sets.”

Conference Call

ManTech executive management will hold a conference call on November 2, 2016, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 87470755. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech provides innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Health and Human Services, Veteran Affairs and Justice, including the Federal Bureau of Investigation (FBI); the health and space community; and other U.S. government customers. We support important national missions by providing services to approximately 50 federal government agencies under approximately 900 current contracts. ManTech's expertise includes cybersecurity; software and systems development; enterprise information technology; multi-discipline intelligence; program protection and mission assurance; systems engineering; test and evaluation (T&E); command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); training; supply chain management and logistics; and management consulting. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or

“estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: failure to compete effectively for new contract awards or to retain existing U.S. government contracts; inability to recruit and retain sufficient number of employees with specialized skill sets who are in great demand and limited supply; delays in the competitive bidding process caused by competitors' protests of contract awards received by us; adverse changes or delays in U.S. government spending for programs we support due to failure to complete the budget and appropriations process in a timely manner, changing mission priorities, the implementation of cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; increased exposure to risks associated with conducting business internationally; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 19, 2016, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share and Per Share Amounts)

	(unaudited)
	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$70,901	$41,314
Receivables—net	292,292	304,253
Prepaid expenses and other	21,451	23,605
Total Current Assets	384,644	369,172
Goodwill	949,953	919,591
Other intangible assets—net	157,456	154,176
Employee supplemental savings plan assets	28,998	27,557
Property and equipment—net	22,213	22,439
Investments	11,061	10,853
Other assets	2,395	2,636
TOTAL ASSETS	$1,556,720	$1,506,424
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$96,201	$106,271
Accrued salaries and related expenses	64,474	60,940
Billings in excess of revenue earned	14,012	12,685
Total Current Liabilities	174,687	179,896
Deferred income taxes—non-current	110,932	102,035
Accrued retirement	29,492	29,877
Other long-term liabilities	13,011	10,879
TOTAL LIABILITIES	328,122	322,687
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 25,590,003 and 24,731,584 shares issued at September 30, 2016 and December 31, 2015; 25,345,890 and 24,487,471 shares outstanding at September 30, 2016 and December 31, 2015	256	247
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,191,845 and 13,191,845 shares issued and outstanding at September 30, 2016 and December 31, 2015	132	132
Additional paid-in capital	464,375	438,168
Treasury stock, 244,113 and 244,113 shares at cost at September 30, 2016 and December 31, 2015	(9,158)	(9,158)
Retained earnings	773,113	754,457
Accumulated other comprehensive loss	(120)	(109)
TOTAL STOCKHOLDERS’ EQUITY	1,228,598	1,183,737
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,556,720	$1,506,424

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2016	2015	2016	2015
REVENUES	$415,402	$393,008	$1,207,418	$1,147,716
Cost of services	356,294	334,991	1,031,319	975,383
General and administrative expenses	35,608	36,897	106,440	110,255
OPERATING INCOME	23,500	21,120	69,659	62,078
Interest expense	(263)	(429)	(858)	(1,033)
Interest income	36	44	99	135
Other income (expense), net	92	1,618	145	1,549
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	23,365	22,353	69,045	62,729
Provision for income taxes	(8,630)	(9,199)	(26,440)	(25,482)
Equity in gains (losses) of unconsolidated subsidiaries	(71)	(126)	57	(11)
NET INCOME	$14,664	$13,028	$42,662	$37,236
BASIC EARNINGS PER SHARE:
Class A common stock	$0.38	$0.35	$1.12	$0.99
Class B common stock	$0.38	$0.35	$1.12	$0.99
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.38	$0.35	$1.12	$0.99
Class B common stock	$0.38	$0.35	$1.12	$0.99

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Nine months ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,662	$37,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,582	22,345
Deferred income taxes	7,187	18,134
Stock-based compensation	2,266	4,187
Excess tax benefits from exercise of stock options	(1,024)	(59)
Equity in (gains) losses of unconsolidated subsidiaries	(57)	11
Gain on disposition of business	—	(1,692)
Gain on sale and retirement of property and equipment	—	(695)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	11,823	83,659
Prepaid expenses and other	2,437	(205)
Contractual inventory	—	(3,726)
Employee supplemental savings plan asset	(1,441)	5,096
Accounts payable and accrued expenses	(8,918)	(41,728)
Accrued salaries and related expenses	2,814	13,641
Billings in excess of revenue earned	1,327	14,330
Accrued retirement	(385)	(4,426)
Other	1,878	667
Net cash flow from operating activities	83,151	146,775
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses—net of cash acquired	(47,682)	(101,342)
Purchases of property and equipment	(5,666)	(3,188)
Investment in capitalized software for internal use	(1,390)	(809)
Payments to acquire investments	(474)	(4,500)
Transaction costs for disposition of business	—	(1,174)
Proceeds from sale of property and equipment	—	696
Net cash flow from investing activities	(55,212)	(110,317)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(24,012)	(23,637)
Proceeds from exercise of stock options	24,636	4,530
Excess tax benefits from exercise of stock options	1,024	59
Borrowings under revolving credit facility	—	162,200
Repayments under revolving credit facility	—	(152,200)
Net cash flow from financing activities	1,648	(9,048)
NET CHANGE IN CASH AND CASH EQUIVALENTS	29,587	27,410
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,314	23,781
CASH AND CASH EQUIVALENTS, END OF PERIOD	$70,901	$51,191

Contact:    ManTech International Corporation
Kevin Phillips, (703) 218-8269
investor.relations@mantech.com

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